EXHIBIT 1

               BECKMAN, MILLMAN & SANDERS, L.L.P.
                         [LETTER HEAD]



                                                  July 1, 1998


Matthew Harriton, Director
Embryo Development Corporation
750 Lexington Avenue, Suite #2750
New York, New York 10022

Dear Mr. Harriton:

     This letter is to advise you that pursuant to your employment agreement the Board of Directors have authorized the repricing of your present option to purchase 500,000 shares of the Company's common stock, par value $0.0001, to an exercise price of $0.0938 per share. If you decide to exercise this option, please execute a copy of this letter and return to us together with your secured promissory note.


                                   Very truly yours,

                                   BECKMAN, MILLMAN & SANDERS, LLP

                                        /s/ Steven A. Sanders
                                   By:________________________________


I hereby exercise options to purchase
500,000 shares of the common stock of
the Company and enclose my secured
promissory note in the amount of
$46,900.00

/s/   Matthew Harriton
_________________________
   MATTHEW HARRITON